Exhibit 16

MILLER AND MCCOLLOM
Certified Public Accountants
4350 Wadsworth Boulevard, Suite 300
Wheat Ridge, Colorado 80033

January 25, 2007

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Dear sir or madam:
We have read the statements about our firm included under Item 4(a) in the current report on form 8-K dated January 25, 2007, of Fresh Ideas Media filed with the Securities and Exchange Commission and we are in agreement with the statements stated in paragraphs 1 through 3 contained therein under the heading (a) Previous independent accountants. We have no basis for agreeing or disagreeing with the remainder of Item 4 (a).

Yours truly,

/s/ Miller and McCollom
Miller and McCollom
Certified Public Accountants